UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2012

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York 10105-0196
(Address of principal executive offices) (Zip Code)

(212) 282-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2012, Avon Products, Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with Sherilyn S. McCoy to serve as the Company's Chief Executive Officer reporting to the Board of Directors, commencing on April 23, 2012 (the “Commencement Date”). The Agreement provides that Ms. McCoy will also serve as a Director on the Company's Board of Directors. On the Commencement Date, Andrea Jung, the Company's current Chairman and Chief Executive Officer, will be named Executive Chairman, as previously announced late last year.

Ms. McCoy, age 53, previously served 30 years with Johnson & Johnson, where she rose to Vice Chairman in January 2011. In her most recent role, she oversaw the company's Pharmaceutical, Consumer, Corporate Office of Science & Technology, and Information Technology divisions. Prior to that, she served as Worldwide Chairman, Pharmaceuticals Group from 2009 to 2011, as Worldwide Chairman, Surgical Care Group from 2008 to 2009, and as Company Group Chairman and Worldwide Franchise Chairman of Ethicon, Inc., a subsidiary of Johnson & Johnson, from 2005 to 2008. Prior to that, she served as Global President for the Baby and Wound Care franchise of McNEIL-PPC, Inc., a subsidiary of Johnson & Johnson, from 2002 to 2005, after serving as Vice President, Marketing for a variety of global brands within its Skin Care franchise and as Vice President, Research & Development for the Personal Products Worldwide Division. Ms. McCoy joined Johnson & Johnson in 1982 as an Associate Scientist in Research & Development for Personal Products Company, a subsidiary of Johnson & Johnson.

The Agreement generally provides for the following key compensation and benefits to Ms. McCoy:

•	an annual base salary of $1,200,000

•
an annual cash incentive opportunity with a target award equal to 150% of base salary, subject to individual and business performance goals established by the Company's Compensation and Management Development Committee

•
participation in the Company's three-year long-term incentive program (currently comprised of 70% in performance-based restricted stock units and 30% in performance-based cash) with an annual target award equal to 600% of base salary, subject to achievement of performance goals

•	sign-on compensation in recognition of Ms. McCoy forfeiting a significant amount of value in unvested equity and other benefits from her prior employer, comprised of:
(i) 200,000 restricted stock units vesting ratably over five years, (ii) a deferred cash award of $850,000, vesting and becoming payable on the fifth anniversary of her

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Commencement Date with interest compounded annually at 3.25% and (iii) a sign-on bonus of $1,910,000 subject to repayment if she does not remain in our employ for five years, which obligation ceases at the rate of 20% for each year of employment (provided that in the event of certain qualifying terminations of employment, all of these sign-on compensation awards would become non-forfeitable)

•	in order to assist with Ms. McCoy's relocation, benefits under the Company's relocation policy and temporary housing for an initial period of up to six months

•
participation in the Company's medical, dental, life and disability insurance, 401(k) plan and retirement plans on the same basis as similarly situated senior executives, and certain other perquisites and benefits. For purposes of the Company's personal retirement account plan and benefit restoration plan, Ms. McCoy will be credited with an additional 2% of eligible compensation per year, with accruals thereunder commencing on, and full vesting as of, the Commencement Date.

In addition, if the Company terminates the employment of Ms. McCoy without cause, or if she terminates for “good reason,” following the third anniversary of the Commencement Date, she is entitled to receive a severance benefit of 24 months of base salary. If such termination occurs during the first three years of employment, Ms. McCoy would also be entitled to an amount equal to two times her annual incentive bonus target. Ms. McCoy will be subject to the noncompetition and nonsolicitation of employee covenants set forth in the Company's Severance Plan.

Ms. McCoy is covered by the Company's Change in Control Policy so that if the Company terminates her employment without cause, or she terminates for “good reason,” within two years after a change in control, Ms. McCoy would be paid the severance benefits provided under the Change in Control Policy, except that, pursuant to the Agreement, she would be entitled to three times salary and annual bonus rather than two times, and benefit continuation periods would be three years rather than two years. If payments become subject to the parachute payment excise tax under the Internal Revenue Code because they constitute excess parachute payments, Ms. McCoy will pay the excise tax (with no gross-up from the Company) or the change-in-control severance benefit will be reduced so that it does not constitute an excess parachute payment in order that the excise tax is not payable, whichever is most favorable to Ms. McCoy. In addition, other compensation plans of the Company in which she will participate, including the 2010 Stock Incentive Plan and the long-term incentive program described above, contain Change in Control provisions as described in the Company's Proxy Statement.

Ms. McCoy will be subject to the Company's stock ownership guidelines which will require her to own Company stock equal to six times salary within five years. Ms. McCoy will also be subject to the Company's compensation recoupment (“clawback”) policy.

The foregoing does not constitute a complete summary of the terms of the Agreement, and reference is made to the complete text of the Agreement, which is attached hereto as Exhibit 10.1.

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Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit 10.1	Letter Agreement dated as of April 4, 2012 between the Company and Ms. McCoy.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By /s/ Kim K. W. Rucker
Kim K.W. Rucker
Senior Vice President, General Counsel, Corporate
Secretary & Chief Compliance Officer

Date: April 10, 2012

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Exhibit Index

Exhibit 10.1    Letter Agreement dated as of April 4, 2012 between the Company and Ms. McCoy.

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